Exhibit 99.1

CONTACT:

Jon Kosheff
Chief Financial Officer
(978) 946-2591
NASDAQ SYMBOL "PRLX"


                Parlex Corporation Reports Financial Results
                 For the Fourth Quarter and Fiscal Year 2003

Methuen, Massachusetts (September 3, 2003)...Parlex Corporation reported revenues of $18.8 million in the quarter ended June 30, 2003 versus $23.5 million for the same period in the previous fiscal year. Operating loss was $2.1 million versus $7.5 million for the same period of the preceding year. No tax benefit was recorded associated with U.S. operating losses. As a result, the Company reported a net loss for the quarter of $2.3 million or $.36 per share versus $4.9 million or $0.77 per share for the same period last year.

For the fiscal year 2003 revenues were $82.8 million versus $87 million in fiscal 2002. The operating loss for fiscal 2003 was $12.5 million compared to $17.7 million in the prior year. In fiscal 2003, the Company established a full valuation reserve totaling $6.9 million for all U.S. deferred tax assets as well as recording no tax benefit on U.S. operating losses. Accordingly, net loss was $19.5 million for fiscal 2003 ($3.09 per share) versus $10.4 million for fiscal 2002 ($1.65 per share).

Peter J. Murphy, Parlex president and CEO stated, "Lower revenue performance resulted in shipments of $18.8 million for the fourth quarter. We had expected growth but were impacted by delays in the production ramp for Smartcard substrate orders and a June schedule push out by a large long-term customer. Bookings for the quarter were in excess of $22 million. Income was negatively impacted by the revenue shortfall as well as the one-time costs associated with a series of refinancing activities, bad debt reserves and a major customer cancellation dispute.

While we are disappointed that we have not made more progress toward profitability, we have achieved much more than is apparent. In the quarter, five of our six operating activities were


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profitable.  Of particular note, China recorded record revenues and is forecast to exceed this performance in each of the next two quarters. Our primary issue is the significant underutilization of our Methuen, Massachusetts multilayer facility. We continue to make headway in securing military contracts however, they are slow to transition into production.

Notable achievements during the quarter include:
      -     Cash from operations of $900,000.
      - Completion of our refinancing activities including the sale and leaseback of real estate and a $10 million line of credit with Silicon Valley Bank.
      -     A book-to-bill ratio of 1.1 including new orders from Raytheon,
            Maytag, Visteon, Hewlett Packard, Thales and Flextronics.
      -     An award from Raytheon for exceptional performance on the AESA radar program.
      - Commencement of production in China on a major automotive program for keyless entry assemblies.
      - Successful production ramp of multilayer circuits for new generation digital cameras.

For the fiscal year, the Company's sales were 4% lower than the prior year. During the year, we shut down our unprofitable U.S. based high volume automotive business (PALFlex). This action, while essential for the long term health of the Company, accounted for a $9 million reduction in sales. Exclusive of this PALFlex reduction in revenue, total Company revenues increased 6%. Increases occurred in our appliance business, which doubled to $9 million, and in China where revenues were up more than 30%. We anticipate growth in FY-04 across most product lines.

We recognize that the achievement our shareholders demand is our return to profitability. The progress we are making is not sufficient and we continue to drive relentlessly toward this end. We believe that the growth in China, additional multilayer business, and the continued solid performance by our other operations will help us reach this goal."


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About Parlex
------------
Parlex Corporation is a world leader in the design and manufacture of flexible, interconnect products. Parlex produces custom flexible circuits and laminated cables utilizing proprietary processes and patented technologies, which are designed to satisfy the unique requirements of a wide range of customers. Its manufacturing facilities are located in the United States, China, Mexico and the United Kingdom.

Forward Looking Statements
--------------------------
This release contains "forward-looking statements" as defined under the Federal Securities Laws. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including but not limited to: (i) further adverse changes in general economic conditions; (ii) further delays or reductions in the spending of the industry sectors we serve; (iii) the Company's ability to effectively manage operating costs and increase operating efficiencies;
(iv) further declines in revenues; (v) insufficient, excess or obsolete inventor; (vi) competitive factors, including but not limited to pricing pressures, in the flexible interconnect markets; (vii) component quality and availability; (viii) rapid technological and market change and the transition to new products; (ix) the relative and varying rates of product price and component cost declines; (x) the effects of war or acts of terrorism, including the effect on the economy generally, on particular industry segments, on transportation and communication systems and on the Company's ability to manage logistics in such an environment, including receipt of components and distribution of products; (xi) the ability to attract and retain highly qualified employees; (xii) the uneven pattern of quarterly sales; (xiii) fluctuating currency exchange rates; (xiv) risks associated with strategic investments and acquisitions; (xv) the Company's ability to execute on its plans; and (xvi) other one-time events and other important factors disclosed previously and from time to time in its filings with the U.S. Securities and Exchange Commission.


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